EXHIBIT 99.1
News Release
Skilled Healthcare Group Announces New Appointment to Board of Directors
FOOTHILL RANCH, Calif. August 1, 2007—Skilled Healthcare Group, Inc. (NYSE: SKH) today announced the appointment of Michael D. Stephens to the Board of Directors. Mr. Stephens joins the board as an independent director, and his appointment is effective immediately.
Mr. Stephens was most recently President and Chief Executive Officer of Hoag Memorial Hospital Presbyterian in Newport Beach, California, where he served in that capacity for nearly 30 years before his retirement. He is currently a director of NORCAL Mutual Insurance Company and a past director of Blue Cross of California and Healthcare Research and Development Institute.
“We are pleased to further strengthen our board with the appointment of an independent director who has tremendous expertise in the healthcare industry,” said Boyd Hendrickson, Chairman and CEO of Skilled Healthcare Group. “We are confident that Michael’s extensive experience and contacts will be invaluable to furthering Skilled Healthcare’s existing growth and development strategies.”
Mr. Stephens noted, “I’m excited to be joining this experienced board. I believe there is a tremendous opportunity for Skilled Healthcare Group to grow its important role within the continuum of care providing high quality services to patients in the communities we serve and I look forward to working with the company to develop and pursue business strategies that will enhance stockholder value.”
About Skilled Healthcare Group, Inc.
Skilled Healthcare Group, Inc. subsidiaries operate skilled nursing and assisted living facilities as well as providing rehabilitation therapy and hospice services, which focus on creating a culture that attracts and retains an innovative, caring and ethical team that provides high-quality care to patients, and has a strong reputation for treating patients who require a high level of skilled nursing care and extensive rehabilitation therapy. More information about Skilled Healthcare Group is available at its Web site — www.skilledhealthcaregroup.com.
This release includes “forward-looking statements”. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements and include the statements made by Mr. Hendrickson and Mr. Stephens and other statements that contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions of Skilled Healthcare Group, Inc. These forward-looking statements are based on current expectations and projections about future events.
Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Skilled Healthcare Group, Inc. may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the factors described in Skilled Healthcare Group, Inc.’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein).
Any forward-looking statements are made only as of the date of this release. Skilled Healthcare Group Inc. disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements.
CONTACT: Halliburton Investor Relations:
Jeff Elliott, 972-458-8000
SOURCE: Skilled Healthcare Group, Inc.